Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Form S-8 No. 333-145661 pertaining to the Orthofix International N.V. Amended and Restated 2004 Long-Term Incentive Plan;

(2)	Form S-8 No. 333-123353 pertaining to the Orthofix International N.V. 2004 Long-Term Incentive Plan;

(3)	Form S-8 No. 333-153389 pertaining to the Orthofix International N.V. Amended and Restated 2004 Long-Term Incentive Plan and the Orthofix International N.V. Amended and Restated Stock Purchase Plan;

(4)	Form S-8 No. 333-166510 pertaining to the Orthofix International N.V. Amended and Restated Stock Purchase Plan;

(5)	Form S-8 No. 333-172697 pertaining to the Orthofix International N.V. Amended and Restated Stock Purchase Plan;

(6)	Form S-8 No. 333-182952 pertaining to the Orthofix International N.V. 2012 Long-Term Incentive Plan;

(7)

Form S-8 No. 333-195797 pertaining to the Inducement Grant Non-Qualified Stock Option Agreement between Orthofix International N.V. and Bradley R. Mason, the Inducement Grant Non-Qualified Stock Option Agreement between Orthofix International N.V. and Mark A. Heggestad and the Inducement Grant Restricted Stock Agreement between Orthofix International N.V. and Mark A. Heggestad; and

(8)	Form S-8 No. 333- 206098 pertaining to the Orthofix International N.V. 2012 Long-Term Incentive Plan.

of our reports dated February 27, 2017, with respect to the consolidated financial statements of Orthofix International N.V. and the effectiveness of internal control over financial reporting of Orthofix International N.V. included in this Annual Report (Form 10-K) of Orthofix International N.V. for the year ended December 31, 2016.

/s/ Ernst & Young LLP

Dallas, Texas

February 27, 2017